As filed with the Securities and Exchange Commission on May 15, 2015

Registration No. 333- 183222

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-183222

ZF TRW AUTOMOTIVE HOLDINGS CORP.

(Exact name of registrant as specified in its charter)

Delaware	81-0597059
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

12001 Tech Center Drive

Livonia, Michigan 48150

(734) 855-2600

(Address, including zip code and telephone number, including area code of registrant’s principal executive offices)

Joseph S. Cantie

Executive Vice President and Chief Financial Officer

ZF TRW Automotive Holdings Corp.

12001 Tech Center Drive

Livonia, Michigan 48150

(734) 855-2600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

William Dougherty

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

(212) 455-2000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (check one):

Large Accelerated Filer	☒	Accelerated Filer	☐

Non-Accelerated Filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

EXPLANATORY NOTE:  DEREGISTRATION OF SECURITIES

TRW Automotive Holdings Corp. (n/k/a ZF TRW Automotive Holdings Corp., the “Registrant”) is filing this Post-Effective Amendment No. 1 to the following Registration Statement on Form S-3 (the “Registration Statement”) to deregister any and all securities that remain unsold under such Registration Statement:

•                  Registration Statement No. 333-183222, filed with the Securities and Exchange Commission on August 10, 2012, registering the offer and sale of an indeterminate number of the Registrant’s shares of common stock, par value $0.01 per share.

On May 15, 2015 pursuant to the Agreement and Plan of Merger, dated September 15, 2014 (the “Merger Agreement”), among the Registrant, ZF Friedrichshafen AG, a stock corporation organized and existing under the laws of the Federal Republic of Germany (“ZF”), and MSNA, Inc., a Delaware corporation (“MSNA”) and a wholly owned subsidiary of ZF held directly by ZF North America, Inc. (“ZNA”), MSNA merged with and into the Registrant, with the Registrant as the surviving corporation in the merger (the “Merger”).  As a result of the Merger, the Registrant became a wholly owned subsidiary of ZF, and the Registrant terminated all offers and sales of its securities registered pursuant to the Registration Statement.

In connection with the consummation of the Merger, the offering of the Registrant’s securities pursuant to the Registration Statement has been terminated. In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Registrant hereby removes and withdraws from registration the securities of the Registrant registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Livonia, State of Michigan on the 15th day of May 2015.

ZF TRW AUTOMOTIVE HOLDINGS CORP.

By:	/s/ Joseph S. Cantie
	Name:	Joseph S. Cantie
	Title:	Executive Vice President and Chief Financial Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.